082196
                              EMPLOYMENT AGREEMENT

      This agreement dated September 4, 1996 is between Sage Laboratories, Inc. (the " Company"), a Massachusetts corporation and Louis J. Lanzillo, Jr. (the "Executive"). This agreement relates to the employment of the Executive by the Company for the period and on the terms hereinafter set forth.

      The parties agree as follows:

      1. Employment. The Company will employ the Executive and the Executive will serve the Company as its President and Chief Operating officer. Executive shall have duties and responsibilities as are customarily commensurate with such position and shall perform such other executive duties for the Company as the Company acting through its Chief Executive Officer and Board of Directors may from time to time direct. A copy of Executive's initial job description is attached hereto as Exhibit A. Executive shall report to the Company's Chief Executive Officer. The Company shall nominate Executive for election by the Company's shareholders as a member of the Company's Board of Directors at each meeting of shareholders occurring during the term of this agreement at which directors are elected Executive will devote substantially his entire business time, energies and attention to his work for the Company and will not, without the prior written consent of the Company, render any material services to any third person, firm or corporation. Executive has advised the Company that he serves on several boards of directors and is the Chairman and Chief Executive Officer of Summit Staffing Group, LLP and represents that such activities are not inconsistent with his commitment to the Company hereunder.

      2. Term. The term of this agreement shall commence as of the date hereof and continue through September 1999, subject to earlier termination in accordance with paragraph 4.;

      3.  Compensation and Benefits.


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A. The Company shall pay the Executive an annual base salary during the term hereof at the rate of $150,000 payable in equal monthly installments or more frequently in accordance with the Company's usual policy. Salary for a portion of any period shall be pro rated.

B. Executive shall participate in the Company's current executive bonus plan under which he shall be eligible for a bonus of not less than 50% of base salary to the extent consistent with the criteria and provisions of the Company's bonus plan; provided, however, that for the fiscal year ending June 30,1997, the Company shall pay Executive a bonus of not less than $40,000, if Executive is employed by the Company hereunder as of the end of such fiscal year. Amounts payable under paragraph 3.A. and this paragraph 3.B. may be increased at the discretion of the Board of Directors of the Company based on their assessment in their absolute discretion of the attainment by Executive of corporate and personal goals and objectives established with respect to Executive's performance from time to time in advance by the Board. The Company is granting Executive incentive stock options to acquire 100,000 shares of the Company's common stock in the form of Exhibit B attached hereto.

C. The Company is granting Executive incentive stock options to acquire 100,000 shares of the Company's common stock in the form of Exhibit B attached hereto.

D. The Executive will be eligible to participate in all fringe benefit programs of the Company which are in effect for its executive personnel from time to time and certain additional fringe benefits all of which are summarized on Exhibit C attached hereto.

E. At the end of each twelve month period that Executive is continuously employed hereunder an amount equal to four month's base salary and an amount sufficient to pay for four months of the benefits to which Executive is then entitled under COBRA shall accrue, subject to a maximum total of 12 months' base pay and 12 months' COBRA benefits.


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4.  Termination.

          A. Death. This agreement shall terminate upon Executive's death. Upon such termination, the Company shall pay to Executive's estate (or as the Executive or his estate shall direct) (i) the Executive's base salary through the end of the calendar month in which the Executive's death occurs and (ii) the Executive's bonus for the fiscal year in which the Executive's death occurs, pro rated for the portion of such year through the Date of Termination (as defined in paragraph 4F), and the Company will use its reasonable efforts to assist in the prompt processing of claims under applicable employee benefits plans. The amount of the Executive's base salary due pursuant to this paragraph 4A shall be paid in a lump sum promptly after the Date of Termination and the amount of Executive's bonus due pursuant to this paragraph 4A shall be paid in a lump sum promptly after the end of the fiscal year to which it relates in accordance with the Company's bonus plan.

          B. Disability. This agreement may be terminated by the Company by written notice to Executive for "Disability" as defined in this paragraph 4B. Disability means the Executive's inability to fully perform his duties hereunder for 90 consecutive days or an aggregate of 150 days during any period of twelve consecutive months by reason of a physical or mental illness or injury. If the Company terminates this agreement for Disability, the Company shall pay Executive his base salary through the Date of Termination promptly after the Date of Termination, and the Company will use its reasonable efforts to assist in the prompt processing of claims under applicable employee benefit plans.

          C. Cause. This agreement may be terminated by the Company by written notice to Executive for "Cause" as defined in this paragraph 4C. Cause means (i) the Commission by Executive, in connection with his employment hereunder, of an act of dishonesty or moral turpitude of a material nature, (ii) Executive's willful and prolonged absence from work (other than as a result of Disability) in circumstances that constitute a substantial abdication of Executive's responsibilities to the Company after written notice thereof has been given by the Company's board of directors to Executive or (iii) Executive's conviction of a felony. If the Company



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         terminates this agreement for Cause, the Company shall pay the
         Executive his base salary through the Date of Termination promptly after the Date of Termination.


         D. Good Reason Following a Change in Control. This agreement may be terminated by Executive for Good Reason (as defined in Exhibit D hereto) at any time following a Change in Control (as defined in Exhibit E hereto). If the Executive terminates this agreement for Good Reason following a Change in Control, the Company shall pay Executive the greater of (i) the sum of (x) the Executive's base salary through September 1999 and (y) Executive's bonus for the fiscal year in which the Date of Termination occurs, prorated for the portion of such year through the Date of Termination, or (ii) the aggregate amount accrued pursuant to paragraph 3E. If clause (i) applies, the amount of Executive's base salary due pursuant to clause (i) shall be paid in a lump sum immediately after the Date of Termination and the amount of the Executive's bonus due pursuant to clause (i) shall be paid in a lump sum promptly after the end of the fiscal year to which it relates in accordance with the Company's bonus plan. If clause (ii) applies, the amount due pursuant to clause (ii) shall be paid in a lump sum promptly after the Date of Termination.

         E. Other. If the Company terminates this agreement for other than death, Disability or Cause, which the Company may by written notice to Executive at any time, the Company shall pay Executive the greater of
         (i) the sum of (x) Executive's base salary through September, 1999 and
         (y) Executive's bonus for the fiscal year in which the Date of Termination occurs, prorated for the portion of such year through the Date of Termination, or (ii) the aggregate amount accrued pursuant to paragraph 3E. If clause (i) applies, the amount of Executive's base salary due pursuant to clause (i) shall be paid in a lump sum promptly after the Date of Termination and the amount of Executive's bonus due pursuant to clause (i) shall be paid in a lump sum promptly after the end of the fiscal year to which it relates in accordance with the Company's bonus plan. If clause (ii) applies, the amount due pursuant to clause (ii) shall be paid in a lump sum promptly after the Date of Termination. If Executive terminates this agreement for other than Good Reason following a Change in Control, which the Executive may by written notice to the Company at any time, the Company shall pay Executive his base salary through the Date of Termination promptly after the Date of Termination.

         F. Date and Effect of Termination. The Date of Termination of this agreement shall be, (i) in the case of paragraph 4A, the date of Executive's death or (ii) in the case of a termination of this agreement pursuant to paragraphs 4B, 4C, 4D or 4E, the date specified in the Company's notice to Executive or Executive's notice to the Company, as the case may be, of such termination. Upon any termination of this agreement pursuant to this paragraph 4, Executive shall not be entitled to any further payments or benefits of any nature pursuant to this agreement, or as a result of such termination or election, except as specifically provided for in this agreement. Paragraphs 6 and 7 (and to the extent applicable thereto, paragraph 8) shall survive any termination of this agreement pursuant to this paragraph 4.

      5. Expenses. The Executive is authorized to incur reasonable expenses for promoting the business of the Company in accordance with the normal policy of the Company in effect from time to time. The Company will reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures.

      6. Disclosure of Information. The Executive agrees to receive confidential and proprietary information of the Company in confidence, and not to disclose such information to others, except pursuant to the performance of his duties for the Company, unless and until such information has become public knowledge or has come into the possession of such others by legal and equitable means.



      7. Covenant Not to Compete. The Executive covenants and that for a period of two years following the effective date of termination of his employment with the Company (irrespective of by whom or for what reason) he will not without the express written consent of the Company, consult or accept employment with, or render services to, any organization engaged in competition with the Company with respect to matters worked on by him provided that the Company shall not unreasonably withhold said consent upon receiving written assurances satisfactory to the Company from said organization that his employment by it will not involve any activity which is competitive with the Company with respect to said matters and that no confidential information of the Company as to any matter will be disclosed by him to his subsequent employer.



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      8. Miscellaneous. This agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This agreement shall be binding upon Executive, and shall inure to the benefit of his successors, personal representatives and heirs, but shall not be assignable by the Executive.

      All notices or other communication permitted or required under this agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed (certified or registered mail, postage prepaid, return receipt requested) the Executive or the Company at the respective addresses set forth below their signatures, or such other address as may be furnished in writing by Executive or the Company to the other.

      If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. This agreement contains the entire agreement of the parties and supersedes all prior agreements relating to the subject matter hereof, and may be changed only by an agreement in writing signed by the party against whom enforcement of such change is sought. This agreement shall be governed by the substantive laws of the Commonwealth of Massachusetts.



IN WITNESS WHEREOF, the parties have executed this agreement under seal the day and year first written above.

                                    SAGE LABORATORIES, INC.

                                    By: /s/ Carl A. Marguerite
                                       -----------------------
                                    Carl A. Marguerite
                                    President
                                    11 Huron Drive
                                    Natick, MA. 01760-1338

                                    /s/ Louis J. Lanzillo, Jr.
                                    --------------------------
                                    Louis J. Lanzillo, Jr.

                             SAGE LABORATORIES, INC.
                             Incentive Stock Option

     Sage Laboratories, Inc. (hereinafter called the Company), a Massachusetts corporation, as an incentive and inducement to Louis J. Lanzillo, Jr.(hereinafter called the Optionee), who is presently an employee of the Company, to devote his best efforts to the affairs of the Company, which incentive and inducement the Board of Directors of the Company has determined to be a sufficient consideration for the grant of this Option, hereby grants to the Optionee the right and option (herein called the Option) to purchase from the Company up to 100,000 shares of its common stock, $.10 par value. This Option is granted under, and is subject to the provisions of, the Company's Stock Option Plan dated September 2, 1987, as amended, and shall be exercisable only on the following terms and conditions:

      1. The price to be paid for each share upon exercise of the whole or any part of this Option shall be $15.00, which is not less than the fair market value of a common share of the Company on the granting date or, if the Optionee owns on the granting date stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, is not less than 110 percent of the fair market value of a common share of the Company on the granting date.

      2. Except as otherwise provided herein, this Option may be exercised at any time on or after the date hereof as follows:

            33 1/3% exercisable         immediately;

            66 2/3% exercisable         September 3, 1997 and

            100% exercisable            September 3, 1998.

      Notwithstanding the foregoing, in the event there occurs a "change in control" of the Company, as defined in that certain employment contract between the Company and the Optionee dated September 4, 1996, then from and after such date this Option shall be 100% exercisable. This Option may not be exercised, however, as to shares after the expiration of seven years from the granting date.

      3. This Option may be exercised at any time and from time to time, subject to the limitations set forth elsewhere herein, up to the aggregate number of shares specified herein, but in no event for the purchase of other than full shares. Notice of exercise shall be delivered to the Company specifying the number of shares with respect to which the Option is being exercised and specifying a date not later than fifteen days after the date of the delivery of such notice as the date on which the Optionee will take up and pay for such shares. On the date specified in such notice, the Company will deliver to the Optionee a certificate for the number of shares with respect to which the Option is being exercised, against payment therefore in cash or by certified check, or with the consent of the Company, in whole or in part in common stock of the Company valued at fair market value, in which case the certificates for such shares shall be delivered to the Company duly endorsed for transfer, free and clear of all liens, encumbrances, charges or adverse claims and in which case Optionee shall pay all state and federal taxes imposed upon the transfer of such shares.

      4. The Optionee shall not be deemed, for any purpose, to have any rights whatever in respect of shares as to which the Option shall not have been exercised and payment made as aforesaid.

           5. If any change is made in the Company's common stock resulting in the change of such stock into, or the right to exchange such stock for, a larger or smaller number of shares or for other stock or property, the Optionee shall be entitled to receive such shares or such other stock or property in lieu of the common shares purchasable under this Option without any change in the option price upon the exercise of this Option as a whole, and a proportionate amount thereof upon any partial exercise of this Option. The Optionee shall also be similarly entitled to receive upon the exercise of this Option, in whole or in part, the equivalent of any and all stock dividends (whether in common stock or preferred stock of the Company) declared and paid after the granting date of this Option to the holders of the Company's common shares which he would have received if on the record date for determination of the stockholders entitled to receive such dividend or dividends he had been the holder of record of the shares purchased on such exercise.

      6. This Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986 or Title I of the Employment Retirement Income Security Act, or the rules thereunder; and is exercisable, during the Optionee's lifetime, only by him.

      7. If the Optionee's employment with the Company, or a parent or subsidiary corporation of the Company, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which Section 425(a) of the Code applies, is terminated otherwise than by his death, he may exercise the rights which he had hereunder at the time of such termination only as follows:

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      (a) If the Optionee has retired, he may exercise such rights at any time within three months from the date of his retirement; and

      (b) If the optionee's employment has been terminated for any other reason, he may exercise such right at any time within 60 days from such termination. Upon the death of the Optionee, those entitled to do so by the Optionee's will or the laws of descent and distribution shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights which were available to the Optionee at the time of his death.

      Notwithstanding the foregoing provisions of this Section 7, the exercise of this Option is subject to the limitations set forth elsewhere herein.

      8. It shall be a condition to the Optionee's right to purchase stock hereunder that the Optionee shall notify the Company in writing within 30 days of the disposition of one or more shares of stock which were transferred to him pursuant to his exercise of this Option if such disposition occurs within two years from the granting date or within one year after the transfer of such shares to him. The Company may, in its discretion, require that (i) the shares of stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange on which the Company's common stock may then be listed, and that either
(ii) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall have become effective, or (iii) the Optionee shall have represented in form and substance satisfactory to the Company that it is his intention to purchase for investment the shares at the time being purchased under this Option, and such other steps, if any, as counsel for the Company shall deem necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionee, or both.

      9. Any exercise of this Option is conditioned upon the payment, if the Company so requests, by the Optionee or by his heirs by will or by the laws of descent and distribution, of all state and federal taxes imposed upon the exercise of this Option and the issue to the Optionee of the shares covered hereby.

      IN WITNESS WHEREOF, Sage Laboratories, Inc. has caused this Option to be executed on its behalf and its corporate seal to be hereunto affixed as of September 4, 1996.


                                    SAGE LABORATORIES, INC.

                                    By /s/ Carl A. Marguerite
                                      -----------------------
                                    Carl A. Marguerite

                                    CEO

                                    EXHIBIT C

Health Insurance. The Company will pay for Executive's costs under COBRA until Executive is eligible to participate in the Company's health plan.


Life insurance. $60,000 group; $940,000 individual term.


Disability. Company plan providing short and long term disability. The Company shall supplement its short term plan so as to fund any differential between the amounts payable under such plan and Executive's base pay.


Medical reimbursement. $1000 annual allowance under current Company policy.


Profit sharing. Participation in plan in accordance with its terms.


Vacation. 4 weeks per year to be accrued according to Company policy (10 days of fiscal 1997 vacation to be advanced).


Car Allowance. Lease of Company car within current guidelines for CEO; Company to pay for repairs, maintenance, insurance, gas and oil; car phone expense paid for Company business only.


Tax Returns. $1500 annual allowance for tax return preparation in accordance with Company guidelines.


Professional fees. Reimbursement for up to $1000 annually.


Attorney's fees. One time allowance for attorney's fees in connection with entering into this agreement of up to $5000.

                                   EXHIBIT D

      "Good Reason" shall mean that the Executive has determined in good faith that (1) the Company has failed to assign to him on a consistent basis executive duties performable at the location at which he worked before the change in control which are commensurate with the level of executive duties performed by him immediately prior to such change in control, (2) he is prevented by the Company from continuing to fulfill his responsibilities at a level commensurate with that prior to the change in control, (3) his salary in effect immediately prior to the change in control is reduced by the Company, (4) the Company has failed to continue in effect any health, welfare, retirement, vacation and other fringe benefit plans of the Company in which the Executive participated at the time of the change in control (or plans providing substantially equivalent benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the change in control, or the Company shall have taken or failed to take any action which would adversely affect the Executive's continued participation in or the benefits receivable by the Executive under any such plan as in effect at the time of the change in control, or (5) the Company shall have failed to obtain, at the Executive's request, an assent to the Company's performance of its obligations under this Agreement from any person that succeeds to or has the practical ability to control (either immediately or with the passage of time), directly or indirectly, the Company's business.

                                    EXHIBIT E

      "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided, that, without Limitation, such a change in control shall be deemed to have occurred if

      (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

      (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
(ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires 50% or more of the combined voting power of the Company's then outstanding securities; or

      (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.